Exhibit 10.3
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [*****].

DWF Final TXS
7 March 2025

	(1)	INGEVITY UK LIMITED

and

	(2)	MICHAEL SHUKOV

SERVICE AGREEMENT

DWF Law LLP
5 St Paul's Square
Old Hall Street
Liverpool
L3 9AE

Exhibit 10.3

Exhibit 10.3
THIS SERVICE AGREEMENT is dated     7 March 2025
BETWEEN
(1)INGEVITY UK LIMITED whose registered office is at Baronet Road, Warrington, Cheshire WA4 6A (the "Company"); and
(2)MICHAEL SHUKOV of [******] (the "Executive").
TERMS AGREED
1.Definitions and interpretation
1.1In this Agreement the following expressions have the following meanings:

"Automatic Enrolment Laws"	the provisions of Part I of the Pensions Act 2008 and the Occupational and Personal Pension Schemes (Automatic Enrolment) Regulations 2010;
"Board"	the Board of directors of the Company from time to time (including any committee of the Board duly appointed by it);
"Change of Control"
(a)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of Ingevity Corporation ("IC") entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from IC, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from IC, (B) any repurchase by IC, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by IC or any entity controlled by IC, or (D) any acquisition pursuant to a transaction that complies with subsections (i), (ii) and (iii) of paragraph (c); or

(b)Individuals who, as of the date hereof, constitute the board of directors of IC (such board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of IC; provided, however, that, for purposes of this paragraph (b), any individual who becomes a member of the board of directors of IC subsequent to the date hereof, whose election, or nomination for election by IC’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the board of directors of IC and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as

Exhibit 10.3

a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of IC shall not be so considered as a member of the Incumbent Board; or

(c)The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of IC (a “Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns IC or all or substantially all of IC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than IC, any employee benefit plan (or related trust) of IC or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 30% or more interest in the Outstanding Company Common Stock and/or Outstanding Company Voting Securities that existed prior to the Business Combination, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(d)The approval by stockholders of a complete liquidation or dissolution of IC.
“Change of Control Period”
means the period commencing on the Effective Date and ending on the second anniversary of such date. The Change of Control Period shall terminate upon the termination of the Executive’s employment with the Company for any reason.

"Commencement Date"	12th March 2025;

Exhibit 10.3

"Confidential Information"
trade secrets or other technical or commercially sensitive information of the Company or any Group Company and its/their officers, shareholders, customers, clients or suppliers in whatever form (whether in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located and whether or not marked "confidential"), including (without limitation) such information falling within the following categories:

(a)research and development; Employment Inventions; information relating to the business, products, affairs and finances of the Company or any Group Company; formulae and formulations; methods of treatment, processing, manufacture or production, process and production controls including quality controls; plans, strategies and tactics; suppliers and their production and delivery capabilities; identity and contact details of clients, customers and details of their particular requirements; Connections; costings, profit margins, discounts, rebates and other financial information; marketing strategies and tactics; current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters; the development of new products and services and/or new lines of business; production or design secrets; technical design, data or specifications of the Company's products or services; machinery and equipment design, development and maintenance; information about employees including their particular areas of expertise and terms of employment; remuneration and benefit strategies for employees; and career path and appraisal details of employees;

(b)providing that the foregoing shall not apply to information widely known outside of the Group or which has been publicly available or disseminated by the Group, save (in either case) through the default of the Executive;

"Connections"
work-related contacts and contact details obtained during the Executive's employment with the Company or resulting from the performance of his duties which are retained in electronic profile pages within social networking sites such as Facebook, LinkedIn, Twitter and similar and whether described as friend, follower, connection or otherwise and for the avoidance of doubt purely personal, non-work-related contacts shall not be regarded as Connections;

"Critical Person"
any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company in a senior, executive, professional, technical, marketing, distribution, sales or managerial capacity and:

(a)with whom the Executive had material contact in the course of that person's employment, appointment or engagement during the Relevant Period; or

Exhibit 10.3

(b)for whose activities on behalf of the Company the Executive had direct or indirect responsibility during the Relevant Period;
“Effective Date” the first date during the Executive's employment with the Company on which a Change of Control occurs.

"Employment Inventions"
any invention which is made wholly or partially by the Executive at any time in the course of his employment with the Company or any Group Company (whether or not during working hours or using the Company's or any Group Company's premises or resources and whether or not recorded in material form);

"Employment IPRs"
Intellectual Property Rights created by the Executive in the course of his employment with the Company or any Group Company (whether or not during working hours or using the Company's or any Group Company's premises or resources);

"ERA"	the Employment Rights Act 1996;
"Group"	the Company and every Group Company wherever registered or incorporated;
"Group Company"
the Company and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time ("Parent Undertaking" and "Subsidiary Undertaking" having the meanings set out in section 1162 Companies Act 2006);

"Intellectual Property Rights"
patents, rights to inventions, utility models, copyright and related rights, trademarks, trade names and domain names, rights in get up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Inventions"	any invention, idea, discovery, development, improvement or innovation whether or not patentable or capable of registration and whether or not recorded in any medium;
"LTIP"	such long term equity incentive plan of that or similar title as Ingevity Corporation may from time to time in its absolute discretion provide for senior leaders of the Group;
"PAYE deductions"
deductions made to comply with or meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions;

"Products or Services"	products or services which:

(a)are the same as, of the same kind as, or of a materially similar kind to, or competitive with, any products or services supplied or provided by the Company or Relevant Group Company within the Relevant Period; and

Exhibit 10.3

(b)with the design, development, sale or supply, promotion or provision of which the Executive was directly or otherwise materially concerned or connected during the Relevant Period;
"Recognised Investment Exchange"	has the meaning given to it in section 285 of the Financial Services and Markets Act 2000;
"Relevant Customer"	any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(a)negotiating with the Company or any other Group Company for the sale or supply of products or services; or
(b)a client or customer of, or in the habit of dealing with, the Company or any other Group Company for the sale or supply of products or services, and in each case:

(i)with whom or which the Executive had material contact or dealings or about whom or which the Executive was in possession of Confidential Information during the Relevant Period in the course of his employment; and/or

(ii)with whom any employees of the Company or any other Group Company reporting to the Executive had material contact or dealings during the Relevant Period in the course of their employment;
"Relevant Group Company"
any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for or in respect of which he has had operational or management responsibility at any time during the Relevant Period;

"Relevant Period"	(a)the period of 12 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to clause 21.2;
(b)any business which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company and:
(i)with which the Company or any Relevant Group Company has exclusive, special or favourable terms which the Company or Relevant Group Company could not easily obtain from a replacement supplier;
(i)with which the Executive had material contact or dealings or about which the Executive was in possession of Confidential Information in the Relevant Period during the course of his employment;
"Restricted Territory"	[*****]

Exhibit 10.3

"STIP"	Such short term annual incentive plan of that or similar title as Ingevity Corporation may time to time in its absolute discretion provide for professional employees of the Group;
"Termination Date"	the date on which the Executive's employment under this Agreement terminates and references to "from the Termination Date" mean from and including the date of termination;
"WTR"	Working Time Regulations 1998.
1.2References to clauses are to clauses of this Agreement unless otherwise specified.
1.3Unless otherwise required words denoting the singular include the plural and vice versa.
1.4References to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.
1.5Clause headings are included for convenience only and do not affect its construction.
2.Entire Agreement
2.1This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or arrangement in respect of the employment relationship between the Company and the Executive (including, without limitation, any prior bonus, incentive or other performance related scheme, entitlement, arrangement or plan whether any reward thereunder is payable in cash, benefits stocks or shares or otherwise) and, in the case of the Group, the Company acts as agent for any Group Company.
2.2Neither party has entered into this Agreement in reliance upon, or shall have any remedy in respect of, any misrepresentation, representation or statement (whether made by the other party or any other person) which is not expressly set out in this Agreement.
2.3The only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract.
2.4Nothing in this clause 2 shall be interpreted or construed as limiting or excluding the liability of either party for fraud or fraudulent misrepresentation.
2.5The Executive acknowledges, warrants and undertakes that:
2.5.1by entering into this Agreement and fulfilling his obligations under it, he is not and will not be in breach of any obligation to any third party;
2.5.2he is not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing his duties in accordance with the terms and conditions of this Agreement;
2.5.3he is entitled to work in the UK without any additional approvals and will notify the Company immediately if he ceases to be so entitled during this Agreement or is prevented or restricted from holding office as director or fulfilling the duties of director;
2.5.4he will at all times comply fully with the Company's data protection policy and anti-corruption and bribery policy and related procedures;
2.5.5in the event of any claim that he is in breach of any of the above warranties, he will indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur in respect of such claim; and
2.5.6he holds all necessary third party qualifications, permissions, authorisations and/or approvals to fulfil his obligations under this Agreement and shall notify the Company immediately if he ceases to hold any such qualification, permission, authorisation or approval or becomes subject to any inquiry, investigation or proceedings that may lead to the loss of or restriction to such qualification, permission, authorisation or approval.

Exhibit 10.3
3.Appointment duration and notice
3.1The Executive is appointed as President, Advanced Polymers Technology. The Company has the right in its absolute discretion to change the person or persons to whom the Executive reports or on a restructuring of the Company (or part of the Company to which the Executive is assigned) to introduce additional layers of management senior to the Executive.
3.2The Executive's continuous employment with the Company for the purposes of the ERA will commence on 1 April 2025. No employment with a previous employer counts for the purposes of the ERA as part of the Executive's period of continuous employment.
3.3The Executive's employment under the terms of this Agreement will commence on the Commencement Date and will continue unless and until terminated:
3.3.1in the circumstances described in clauses 3.4, 4 or 21; or
3.3.2by either party giving to the other written notice of the period specified in the schedule.
3.4The Executive's employment with the Company is conditional upon him passing a medical arranged by the Company within one month of the Commencement Date. The medical shall include (but not be limited to) drugs and alcohol testing. In the event that the Executive does not pass the medical to the Company's satisfaction within one month of the Commencement Date, the Company may terminate the Executive's employment with immediate effect and without any payment in lieu of notice. The Executive shall be obliged to undergo a medical (including but not limited to drugs and alcohol testing) on an annual basis.
3.5No probationary period applies to the Executive's employment.
3.6The Company reserves the right to transfer the Executive's employment under this Agreement to another Group Company at any time at its discretion.
4.Payments on termination in certain circumstances
4.1Subject to clause 4.4, if the Company terminates the Executive’s employment (other than by giving notice in accordance with clauses 3.3.2 or 3.4 or summarily pursuant to clause 21.1) prior to any Change of Control taking place, the Company shall pay to the Executive or arrange for the provision to the Executive of (in the form and at the times described below) the following:
4.1.1Within 30 days of the Termination Date, (a) the Executive’s then current unpaid and outstanding basic salary in respect of the period up to and including the Termination Date; (b) the annual payment under any applicable STIP that would be due to the Executive for the calendar year in which the Date of Termination occurs assuming target performance (the “Target Incentive”) prorated by multiplying the Target Incentive by a fraction, the numerator of which is the number of days in the then current calendar year of the Company] up to and including the Termination Date, and the denominator of which is 365; and (c) any holiday pay due in accordance with clause 14.4; and
4.1.2A severance payment equal to one times the sum of (a) the Executive’s then current annual basic salary and (b) the Target Incentive, payable in equal monthly instalments over a one year period commencing on the first available payroll date following the Termination Date. This payment shall be inclusive of any entitlement that the Executive has to a payment in lieu of notice; and
4.1.3a lump sum cash payment within thirty days following the Termination Date equal to the cost to the Company of providing private medical insurance for the benefit of the Executive pursuant to clause 12.1.2 for one year; and
4.1.4outplacement services (at the Company's expense) from a reputable provider, the scope of which shall be reasonable and consistent with those made available to similarly situated executives of the Company.

Exhibit 10.3
4.2Subject to clause 4.4, if following a Change of Control and during the Change of Control Period the Company terminates the Executive’s employment (other than by giving notice in accordance with clauses 3.3.2 or 3.4 or summarily pursuant to clause 21.1), the Company shall pay to the Executive or arrange for the provision to the Executive of (in the form and at the times described below) the following:
4.2.1Within 30 days of the Termination Date, (a) the Executive’s then current unpaid and outstanding basic salary in respect of the period up to and including the Termination Date; (b) the annual payment under any applicable STIP that would be due to the Executive for the calendar year in which the Date of Termination occurs assuming target performance (the “Target Incentive”) prorated by multiplying the Target Incentive by a fraction, the numerator of which is the number of days in the then current calendar year of the Company] up to and including the Termination Date, and the denominator of which is 365; and (c) any holiday pay due in accordance with clause 14.4; and
4.2.2A severance payment equal to two times the sum of (a) the Executive’s then current annual basic salary and (b) the Target Incentive, payable in one lump sum on the first available payroll date following the Termination Date. This payment shall be inclusive of any entitlement that the Executive has to a payment in lieu of notice;
4.2.3a lump sum cash payment within thirty days following the Termination Date equal to the cost to the Company of providing private medical insurance for the benefit of the Executive pursuant to clause 12.1.2 for two years; and
4.2.4outplacement services (at the Company's expense) from a reputable provider, the scope of which shall be reasonable and consistent with those made available to similarly situated executives of the Company.
4.3For the avoidance of doubt:
4.3.1the provisions of clauses 4.1 and 4.2 are without prejudice to the Company's rights to terminate the Executive's employment pursuant to clause 3.3.2, clause 3.4 or clause 21.1;
4.3.2any payments made to the Executive pursuant to clause 4.1 or 4.2 shall be subject to appropriate deductions in respect of income tax and employee national insurance contributions;
4.3.3the Executive shall not be entitled to any payment or the provision of any benefit beyond those expressly set out in clause 4.1 or (as the case may be) clause 4.2.
4.4The provision of any payments or benefits pursuant to clause 4.1 or (as the case may be) clause 4.2 will be subject to and conditional upon the Executive first entering into a settlement agreement on terms reasonably satisfactory to the Company, including (but not limited to) terms stipulating that the agreement is in full and final settlement of all claims that the Executive may have (save for claims in respect of accrued pension rights, certain latent personal injuries or for breach of the settlement agreement) and that any provisions of this agreement that are expressed to continue in force following its termination (including but not limited to clauses 17,18 and 19) shall continue in full force and effect notwithstanding the termination of the Executive's employment.
5.Duties
5.1The Executive will carry out such duties and functions commensurate with his status and abilities, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Board reasonably determines from time to time and in accordance with the general fiduciary and statutory duties required of his office and the Company's policies and procedures from time to time in force concerning anti-corruption and the Bribery Act 2010.
5.2Except when prevented by illness, accident or holiday the Executive will devote the whole of his time and all of his attention and skill to the affairs of the Company and, where appropriate, the Group, and will promote, protect, develop and extend the business of the Company and the

Exhibit 10.3
Group. He will not knowingly or deliberately do anything which is to its (or their) detriment, including having any direct or indirect involvement in discussions with any other employees of the Company or Group, head-hunters or potential employers about his leaving the employment of the Company with other employees of the Group to join a new employer as part of a team of more than one person.
5.3The Executive will, if and so long as he is so required by the Company, carry out duties for and/or act as a director, officer or employee of the Company or any Group Company. The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.
5.4In the event that the Executive is required to act as a director of the Company or any other Group Company he shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favourable than those in place from time to time for other members of the Board. A copy of the policy is available from Ingevity's Legal Department.
5.5The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and, where appropriate the Group, and his employment under this Agreement. He furthermore undertakes to disclose immediately to the Board anything of which he becomes aware or in which he becomes involved which affects adversely or may affect adversely the business, interests or reputation of the Company or any Group Company including but not limited to acts of misconduct, dishonesty, breaches of contract, fiduciary duty or company rules whether by himself or by a director or employee of the Company or any Group Company, irrespective of whether he may incriminate himself by so doing.
5.6Without prejudice to clause 3.1 or 21.2 the Board may at any time require the Executive to cease performing and exercising all or any of such duties, functions or powers and/or the Board may appoint any person or persons to act jointly with the Executive to discharge his duties and functions hereunder.
5.7The Executive undertakes not to use social media in a way that breaches the terms of this Agreement or any of the Company's policies, particularly (but not limited to) by breaching his obligations of confidentiality under clause 18, breaching copyright, making disparaging or defamatory remarks about the Company or any Group Company or about their respective officers, employees, customers, clients or competitors or by harassing or bullying any staff members in any way. Any personal communications made by the Executive via social media shall be clearly and identifiably his own and shall not purport or appear to be representative of views held by the Company, any Group Company or any other person employed by or associated with the Company. The Executive will immediately on request by the Company withdraw, delete or amend any publication made by him on any social media or other website.
6.Place of work
The Executive will perform his duties at Baronet Road, Warrington, Cheshire WA4 6HA and at such other place or places as the Company reasonably requires. The Executive may be required to travel both inside and outside the United Kingdom in the course of his duties but the Company will not require him, without his prior consent, to reside anywhere outside the United Kingdom for a total period of more than one month at any one time.
7.Hours of work
The Executive will work the Company's normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. In view of the Executive's seniority and managerial duties and responsibilities, the Executive is regarded as a "managing executive" for the purposes of the WTR and accordingly the maximum weekly working hours provided for under the WTR do not apply to him.
8.Remuneration
8.1The Company will pay the Executive a salary at the rate specified in the schedule (inclusive of any fees to which he may become entitled as a director of the Company or any Group

Exhibit 10.3
Company) with effect from the Commencement Date (or at such higher rate as may from time to time be notified to him by the Board) which salary will accrue from day to day and be payable in arrears by equal monthly instalments on or around the 28th day of each month.
8.2The fact that the Executive's salary may be increased in any year or years during his employment does not confer any right on the Executive to receive any increase in any subsequent year and no increase will be payable if the Executive is under notice of termination or in receipt of benefits under the Company's permanent health insurance scheme.
8.3The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums owed by him to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive and any deduction pursuant to clauses 13 or 14.5.
8.4The Executive hereby acknowledges that his remuneration under this clause, and any payment he might receive for loss of office, is subject to approval of the Company's remuneration policy. For the avoidance of doubt, the Executive further agrees that he will repay any payment made to him in contravention of the Company's remuneration policy.
9.Bonus
9.1During this Agreement, at the absolute discretion of the Board, the Executive may be allowed to participate in such bonus scheme or schemes as Ingevity Corporation operates for executives of comparable status and on such terms (including any performance targets or criteria) as Ingevity Corporation may determine from time to time and from the Commencement Date, strictly subject and without prejudice to the remainder of this clause, such schemes shall include the current STIP and LTIP. Copies of the current STIP and LTIP rules are available from the Company's HR department. The potential levels of reward of the current STIP are included in the schedule for information only and strictly subject and without prejudice to the remainder of this clause.
9.2Without prejudice to clause 9.1 participation in any scheme shall be subject to the following:
9.2.1payments under any such scheme for any year will not confer on the Executive any right to participate or to be paid in the following year or any subsequent years;
9.2.2any payments are conditional on Ingevity Corporation being satisfied in its absolute discretion with the Executive's performance and conduct up to the date of payment;
9.2.3except to the extent otherwise provided in the applicable plan, no payment will be made under any scheme if, on the payment date the Executive has given, or has been given, notice of termination of employment, is suspended from employment or is no longer employed by the Company;
9.2.4any such scheme is entirely discretionary in nature and is not incorporated by reference into this Agreement;
9.2.5bonus payments are non-pensionable and are subject to PAYE deductions.
10.Expenses
The Executive will be reimbursed all out of pocket expenses wholly, exclusively and necessarily incurred by him in the performance of his duties under this Agreement on hotel, travelling, and other similar items provided that he complies with the Company's current policy relating to expenses and if and when required by the Company/such policy produces to the Company satisfactory evidence of expenditure.
11.Car
11.1[The Company shall during the term of this Agreement provide the Executive with a car of the type and model of which will be commensurate in the opinion of the Company with his status for use in the performance of his duties under this Agreement, subject to a maximum monthly lease cost of £1,500. Provision and use shall at all times be in accordance with the Company's Car Policy as amended from time to time and shall be dependent upon the Executive being

Exhibit 10.3
legally able to drive. The Company will pay all costs of road fund licence, insurance premiums and running expenses in respect of the car including oil, maintenance and repairs but excluding fuel.
11.2The Executive will be permitted reasonable use of the car for his own private purposes (including use on holidays) but must pay all fuel expenses directly attributable to such use.
11.3The Executive will take good care of the car and will observe the terms and conditions of any policy of insurance and all regulations issued from time to time by the Company regarding the use of cars provided to its officers or employees.
11.4The car may from time to time will be replaced at such interval as determined by the Company with a broadly equivalent model, as determined by the Company.
11.5On the termination of his employment under this Agreement for any reason the Executive will immediately return the car, its keys and all documents relating to it to the Company at its principal place of business or as otherwise directed by the Company.]
OR
11.6Provided that the Executive holds a current full driving licence, he shall receive a car allowance for use of his own car of £9,000 per annum which shall be payable together with and in the same manner as the salary in accordance with clause 8. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.
11.7The Company shall reimburse the Executive in respect of fuel costs for business miles at [our business mileage rate OR HM Revenue and Customs approved rates].
11.8The Executive shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under clause 11.1 or reimbursement of fuel expenses under clause 11.2.]
12.Company benefits
12.1Subject to underwriting at a reasonable cost to the Company, to the Executive satisfying the normal underwriting requirements of the relevant insurance provider and to the remaining provisions of this clause 12, during this Agreement the Executive will be entitled to participate at the Company's expense in:
12.1.1such life assurance scheme as the Company may operate at the level specified in the schedule, subject to the Executive being and remaining a member of the Ingevity UK pension scheme;
12.1.2such private medical expenses insurance scheme as the Company may operate for the benefit of those persons specified in the schedule;
12.1.3such critical illness insurance scheme as the Company may operate.
12.2If the relevant insurance provider of any critical illness insurance, life assurance orprivate medical insurance referred to in clause 12.1 refuses for any reason to provide the applicable insurance benefit to the Executive or the Executive's family, as applicable, the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.
12.3The Executive's participation in any scheme referred to in clause 12.1 will be subject to the rules of the relevant scheme from time to time in force and the Executive will be responsible for any tax falling due.
12.4The Company expressly reserves the right to at any time withdraw, reduce or vary the Executive's entitlement under or participation in any schemes or benefits and specifically those referred to in this clause 12 without compensation and clause 12 is to be read as subject to this provision.
13.Pension
13.1Subject to clauses 13.2 and 13.3 and to the Executive paying the contributions referred to in the schedule, the Company will pay contributions to such pension scheme as is notified to the

Exhibit 10.3
Executive by the Company from time to time, such contributions to be payable monthly in arrears. The amount of such contributions will be as set out in the schedule. The Company reserves the right to review the level of such contributions in the light of any future changes to the Automatic Enrolment Laws or for any other reasons the Company determines may be relevant. The Executive may opt to pay more than the minimum contributions required under this clause 13. The Company may deduct the Executive's contributions from his salary.
13.2Membership of any pension scheme is subject to the policy applying to the relevant scheme from time to time (including without limitation any powers of alteration and discontinuance) and the trust deed and rules or policy will take precedence in the event of alleged discrepancy with the terms of this Agreement. If the Executive's rights or benefits under the relevant pension scheme are altered or discontinued, the Company will not be obliged to provide any additional or replacement scheme or pension benefits (except to the extent required by law) or to pay damages or compensation to the Executive.
13.3The Company will comply with its employer duties under the Automatic Enrolment Laws in respect of the Executive and will automatically enrol or re-enrol the Executive into a pension scheme as and when required by law. The Executive is required to notify the Company in writing if he has registered for, or is otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of his being automatically enrolled or re-enrolled into a pension scheme. The Company will have no liability to the Executive in respect of any adverse tax consequences of his automatic enrolment or re-enrolment where the Executive fails to provide such notification, or where the notification is provided less than one month prior to the Executive's automatic enrolment or re-enrolment date.
14.Holiday and other leave
14.1Subject to clauses 14.2 to 14.5 the Executive will be entitled to the number of working days' holiday specified in the schedule (in addition to normal public holidays) in each holiday year to be taken at such time or times as may be approved in advance by the Board.
14.2In each holiday year the Executive will be expected to take at least the holiday to which he is entitled under the WTR. Subject to that, the Executive may carry forward up to five days untaken holiday into the following holiday year to be taken by the end of that holiday year.
14.3For the avoidance of doubt, any paid holiday actually taken in any leave year will be deemed to have been the Executive's four week statutory holiday entitlement.
14.4The Executive's entitlement to paid holiday in the holiday year in which his employment terminates or commences will be pro rata for each completed calendar month of service in that year. The Board may require the Executive to take any accrued but untaken holiday entitlement during his notice period. Holiday entitlement in excess of the statutory minimum shall not accrue during any period of garden leave arising on the Company exercising its rights under clause 21.2.
14.5Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro rata basis.
14.6The Executive may also be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time:
14.6.1statutory paternity leave;
14.6.2shared parental leave
14.6.3statutory adoption leave; and
14.6.4parental bereavement leave.
Further details of such leave are available from the Company's HR department.

Exhibit 10.3
15.Incapacity and sick pay
15.1If the Executive is absent from his duties as a result of illness or injury he will notify the Company as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.
15.2Subject to the rest of this clause 15 and subject to the receipt of the appropriate certificates in accordance with clause 15.1, if the Executive is absent from his duties as a result of illness or injury he will be entitled to be paid his salary at the normal rate for up to six months in any period of 12 months (whether the absence is intermittent or continuous) subject to deduction of any statutory sick pay received by the Executive. Once the Executive has exhausted his entitlement to sick pay in any 12 month period, he will not be entitled to any further payment of sick pay after this period until he has returned to work and had no further absences for a period of three months. Any payment made in excess of such contractual and statutory entitlement is paid entirely at the discretion of the Company.
15.3Without prejudice to the Company's right to terminate this Agreement pursuant to clause 21.1 the Company reserves the right to terminate this Agreement notwithstanding any right the Executive might have to participate in any critical illness insurance scheme referred to in clause 12.1.3 or to receive sick pay or other benefits.
15.4Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will, at the request of the Board, agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive will be expected to authorise the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require to enable it to assess his ability to work and any reasonable adjustments it may be obliged or willing to consider. Entitlement to sick pay in excess of statutory sick pay pursuant to clause 15.2 may be withdrawn if the Executive fails to comply with the terms of this clause.
16.Conflict of interest
16.1The Executive will disclose promptly to the Board in writing all his interests in any business other than that of the Company and the Group and any interests of his spouse, partner or children to the extent these might in the reasonable view of the Company compete or interfere with the performance of his duties and will notify the Board immediately of any change in his external interests.
16.2Except with the written consent of the Board the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested, for investment purposes only, as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.
16.3During his employment with the Company, the Executive will not obtain or seek to obtain, or permit any other person to obtain or seek to obtain, any financial or other competitive advantage (direct or indirect) from the disclosure, downloading, uploading, copying, transmittal, removal or destruction of information acquired by him in the course of his employment, whether or not that information is Confidential Information (as defined).
16.4During the term of this Agreement the Executive shall not make (other than for the benefit of the Company or any Group Company) any statement or record in whatsoever medium relating to any matter within the scope of the business of the Company or any Group Company or use such record or allow it/them to be used other than for the benefit of the Company or any Group Company.
16.5During his employment the Executive may operate social media accounts, such as Linked In, which help to promote his skills and reputation as an employee of the Company for and on

Exhibit 10.3
behalf of the Company. The Executive undertakes for the duration of his employment to operate any such accounts for business purposes connected to the Company only and:
16.5.1to add simultaneously any new Connections to the Company's database;
16.5.2acknowledges and accepts that any new Connections shall constitute Confidential Information of the Company and as such shall be subject to the protections afforded by clause 18.1 and 20;
16.5.3shall, on request, confirm compliance with clauses 16.5.1 and 16.5.2.
17.Restrictive covenants
17.1It is hereby agreed, acknowledged and understood that:
17.1.1these covenants are agreed with the Company acting on its own behalf and for and on behalf of any and all other Relevant Group Companies;
17.1.2the Company shall be at liberty to enforce these covenants on its own behalf and/or for and on behalf of any other Relevant Group Company (whether in respect of actual or anticipated damage to itself or to any other Relevant Group Company);
17.1.3damages are unlikely to be an adequate remedy for a breach of these restrictive covenants and (without prejudice to the Company's right to seek damages) injunctive relief will be an appropriate and necessary remedy in the event of an actual or anticipated breach of these restrictions;
17.1.4the Company shall be at liberty to seek and recover damages occasioned as a result of a breach of these restrictive covenants, whether in respect of losses that are suffered by itself and/or by any other Relevant Group Company (and in the event that the Company recovers damages for losses suffered by any other Relevant Group Company, it shall account to that Group Company for any such damages);
17.1.5at the request of the Company the Executive will enter into a direct agreement or undertaking with any other Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 17 and in clause 18 (or such of them as may be appropriate in the circumstances).
17.2The Executive will not without the prior written consent of the Company or, where appropriate, Relevant Group Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, director, employee, agent, consultant, partner or otherwise:
17.2.1for a period of 12 months from the Termination Date induce, solicit, or entice away (or endeavour to induce, solicit or entice away) from the Company or any Relevant Group Company a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any other Group Company;
17.2.2for a period of 12 months from the Termination Date so as to compete (or to compete in the future) with the Company or any Relevant Group Company:
17.2.2.1induce, solicit or entice away (or endeavour to induce solicit or entice away) from the Company or any Relevant Group Company, the business or custom of any Relevant Customer for the supply or provision of the Products or Services;
17.2.2.2supply or provide any Products or Services to any Relevant Customer (or endeavour to do so);
17.2.2.3do or attempt to do anything which causes or may cause a Relevant Customer to cease or reduce materially its orders or contracts or intended orders or contracts with the Company or Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;

Exhibit 10.3
17.2.2.4do or attempt to do anything which causes or may cause any Relevant Supplier or potential Relevant Supplier to cease, alter or reduce materially its supplies to the Company or any Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;
17.2.2.5in connection with any business in, or proposing to be in, competition with the Company, or any other Group Company employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any other Group Company;
17.2.2.6be employed, engaged, concerned or interested in or provide technical or commercial or professional advice to, any Relevant Customer (save as provided for in clause 17.4 below and provided always that nothing in this restriction shall prevent:
17.2.2.6.1    employment, engagement, concern or interest in a role wholly unrelated to the Products or Services; or
17.2.2.6.2    the provision of technical, commercial or professional advice in respect of matters wholly unrelated to the Products or Services);
17.2.2.7within the Restricted Territory be employed, engaged, concerned or interested in or provide technical or commercial or professional advice to any other business (whether conducted on its own or as part of a wider entity) which supplies or provides (or intends to supply or provide) the Products or Services in direct or indirect competition with those parts of the business of the Company or any Relevant Group Company in respect of which the Executive was materially engaged or involved, or for which he was responsible, or in respect of which he was in possession of Confidential Information during the Relevant Period.
17.3The Executive will not without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person use or seek to register, in connection with any business, any name, internet domain name (URL), social media account or other device which includes the name or device of the Company or any Group Company, any identical or similar sign or any sign or name previously used by the Company or any Group Company or at any time after the Termination Date represent himself as connected with the Company or any Group Company in any capacity.
17.4None of the restrictions set out in clause 17.2 shall apply to prevent the Executive from being interested, for investment purposes only, in any business, whether as a member, debenture holder or beneficial owner of any stock, shares or debentures listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.
17.5Whilst the restrictions in this clause 17 (on which the Executive hereby acknowledges he has had an opportunity to take independent legal advice are regarded by the parties as fair and reasonable, each of the restrictions in this clause 17 is intended to be separate and severable. If any restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions contained in clause 1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.
17.6The parties agree that the periods referred to in clauses 17.2.1 and 17.2.2 above will be reduced by one day for every day during which at the Company's direction and pursuant to clause 21.2 below the Executive has been excluded from the Company's premises and/or has been required not to carry out any duties or to carry out duties other than his normal duties.

Exhibit 10.3
17.7The Company has entered into this Agreement as agent for and trustee of each Relevant Group Company and each Group Company respectively.
17.8If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any contract the Executive will bring the terms of this clause 17 and clauses 18, 19 and 21.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.
18.Confidentiality
The Executive acknowledges that in the course of his employment he will be exposed and have access to Confidential Information. The Executive has therefore agreed to accept the restrictions set out in this clause 18.
18.1The Executive will not either during his employment (including without limitation any period of absence or of exclusion pursuant to clause 21.2) or after its termination (without limit in time) disclose, make use of, or encourage or permit the use of any Confidential Information for any purposes other than those of the Company and for the benefit of the Company or any Group Company and shall take all reasonable steps to prevent the publication or disclosure of any Confidential Information.
18.2All documents, manuals, hardware and software provided by the Company or any Group Company for the Executive's use and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile telephones or devices) remain the property of the Company or Group Company, as applicable.
18.3The restrictions contained in this clause do not apply to any disclosure by the Executive:
18.3.1which amounts to a protected disclosure within the meaning of section 43A of the ERA and/or policy on disclosure operated by the Company from time to time;
18.3.2in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;
18.3.3for the purposes of reporting misconduct, or a serious breach of regulatory requirements to anybody responsible for supervising or regulating the matters in question;
18.3.4to the Equality and Human Rights Commission;
18.3.5authorised by the Board or required in the ordinary and proper course of the Executive's employment or required by the order of a court of competent jurisdiction;
18.3.6any information which the Executive can demonstrate is in the public domain otherwise than as a result of a breach by him of this clause or any other duties and obligations owed to the Company or any Group Company; or
18.3.7or as otherwise required by law.
19.Intellectual property rights
19.1The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them will automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company or any Relevant Group Company automatically the Executive holds them on trust for the Company or Relevant Group Company.
19.2To the extent that legal title in any other Intellectual Property Rights or Inventions does not vest in the Company or Relevant Group Company by virtue of clause 19.1, the Executive hereby agrees immediately upon creation of such rights and inventions to offer to the Company or Relevant Group Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company or Relevant Group Company receiving the offer, the Company or Relevant Group Company will refer the dispute to an arbitrator who will be appointed by the President of Chartered Institute of Patent Attorneys. The arbitrator's decisions will be final

Exhibit 10.3
and binding on the parties and the costs of arbitration will be borne equally by the parties. The Executive agrees to keep such Intellectual Property Rights and Inventions offered to the Company or any Relevant Group Company under this clause 19.2 confidential until such time as the Company or Relevant Group Company has agreed in writing that the Executive may offer them for sale to a third party.
19.3The Executive agrees:
19.3.1to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
19.3.2at the Company's request or that of any Group Company and in any event on the termination of his employment to give to the Company or any Relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
19.3.3not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company or any Relevant Group Company; and
19.3.4to keep confidential each Employment Invention unless the Company or any Relevant Group Company has consented in writing to its disclosure by the Executive.
19.4The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.
19.5The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of his compliance with this clause. This clause is without prejudice to the Executive's rights under the Patents Act 1977.
19.6The Executive undertakes to execute all documents and do all acts both during and after his employment by the Company or any Group Company as may in the opinion of the Company be necessary or desirable to vest the Employment IPRs in the Company or any Relevant Group Company, to register them in the name of the Company or any Relevant Group Company where appropriate throughout the world and for the full term of those rights and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse or procure the reimbursement of the Executive's reasonable expenses of complying with this clause 19.6.
19.7The Executive agrees to give all necessary assistance to the Company or any Group Company at the Company's or any Relevant Group Company's reasonable expense to enable it/them to enforce its/their Intellectual Property Rights against third parties and to defend claims for infringement of third-party Intellectual Property Rights.
19.8The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use his name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.
20.Return of company property
20.1On request by the Company and in any event on termination of his employment or on commencement of any period of exclusion pursuant to clause 21.2 the Executive will:
20.1.1deliver up immediately to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, all computer disks, memory cards, social media passwords used in accordance with

Exhibit 10.3
clause 16.5, keys and security passes and any Confidential Information) belonging to it or any Group Company in the Executive's possession or under his control, at the Company's discretion being required to provide evidence of having done so. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive's obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software, and any data stored on external sites such as contacts on social media;
20.1.2deliver up immediately to the Company any device falling within the Company's BYOD policy, to enable adaptations or deletions to be made in accordance with that policy;
20.1.3provide a signed statement confirming his compliance with this clause 20;
20.2and the Executive hereby irrevocably authorises the Company to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf in connection with the above.
20.3The obligations set out in clause 20.1 shall not be affected by the fact that any document or software covered by this clause may include information or data personal to the Executive or may be held on mobile devices belonging personally to the Executive where such devices are used by him to any extent in respect of his work. In such circumstances it shall be the responsibility of the Executive when returning such property to bring such issues to the attention of the Company which shall then make arrangements for the proper and lawful disposal of such information or data.
21.Termination and garden leave
21.1Without prejudice to any other rights the Company or any Group Company may have, the Company may terminate the Executive's employment immediately by summary notice in writing without notice and with no liability to make further payment to the Executive or may accept any breach of this Agreement by the Executive as having brought this Agreement to an end (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if he:
21.1.1commits, repeats or continues any material breach of this Agreement or his obligations under it including any material or persistent breach of his fiduciary duties or any provision of the Companies Act 2006 or similar legislation or any regulation made thereunder;
21.1.2in the performance of his duties under this Agreement or otherwise commits any act of gross misconduct or serious incompetence or negligence including any deliberate act of discrimination, harassment or victimisation on the grounds of race, sex, disability, sexual orientation, marital status (including civil partnership), pregnancy or maternity, gender reassignment, religion/religious belief or age;
21.1.3acts in a manner which prejudices or is likely in the opinion of the Board to prejudice the interests or reputation of the Executive, the Company or any Group Company;
21.1.4is charged with or is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Board affect his position under this Agreement or other than any offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial sentence is imposed;
21.1.5fails a drugs and alcohol test or otherwise acts in serious breach of the Company's drugs and alcohol policy;
21.1.6is in breach of any of the warranties set out at clause 2.5 of this Agreement, regardless of whether criminal or other sanctions are imposed where relevant; or
21.1.7breaches the Company's Data Protection Policy, clauses 5.7 or 16.5 of this Agreement, Ingevity Corporation's Code of Conduct, the Company's policies and

Exhibit 10.3
procedures dealing with use of internet, e mail and/or social media or otherwise makes use of social media in a way which is likely to prejudice the reputation of the Company, or any Group Company or its/their employees or customers.
21.2Without prejudice to clause 4.1, after notice of termination has been given by either party pursuant to clause 3.3.2, or if the Executive seeks to or indicates an intention to terminate his employment without notice or without the full notice period required under clause 3.3.2, provided that the Executive continues to be paid and enjoys his contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Company may in its absolute discretion without breaching the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 3.3.2:
21.2.1exclude the Executive from the premises of the Company and/or any Group Company;
21.2.2require him to carry out specified duties for the Company or any Group Company or to carry out no duties;
21.2.3announce to employees, suppliers and customers that he has been given notice of termination or has indicated an intention to resign (as the case may be);
21.2.4instruct the Executive not to directly or indirectly communicate with suppliers, customers, distributors officers, employees, shareholders, agents or representatives of the Company or any Group Company;
21.2.5cease to give the Executive access to its computer systems or social media.
21.3For the avoidance of doubt, the Executive's duties and obligations under this Agreement and those implied at common law continue to apply during any period of exclusion pursuant to this clause, save as expressly varied pursuant to clause 21.2 or otherwise.
21.4During any period of exclusion pursuant to clause 21.2 the Executive will not be entitled to accrue or receive any bonus/ profit share/ performance related pay/STIPS/LTIPs/share option awards under clause 9 or holiday other than his entitlement under the WTR referred to in clause 14. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the period of exclusion. The Executive agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.
21.5Before and after termination of the Executive's employment, the Executive will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which the Company and/or Group Company is or may be involved. The Company will reimburse the Executive for his reasonable expenses incurred in fulfilling his obligations under this clause. However, he shall not be entitled to any other payment or remuneration in consideration of his assistance.
21.6Before and after termination of the Executive's employment, the Executive will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request to ensure any Social Media operated by the Executive on behalf of the Company is surrendered by him and passed to the control of a person nominated by the Company, including disclosure of password or other protections, where applicable.
21.7Immediately following termination of his employment, the Executive shall delete all new Connections and, having done so, amend his profiles on any social media accounts to show that he is no longer employed by the Company and close the business account, providing appropriate proof of having done so to the Company.
22.Duty to notify of new employment
22.1If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract he will bring the terms of clauses 3.3.2,17, 18, 19

Exhibit 10.3
and 21.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.
22.2The Company shall be entitled to disclose the terms of this Agreement to any third party with or by whom the Executive is employed, engaged or otherwise interested or connected (as is appropriate) in order to protect the interests of the Company and/or any Group Company.
23.Resignation
23.1The Executive will on termination of his employment for any reason, or on commencement of any period of exclusion pursuant to clause 21.2 at the request of the Board, give notice resigning immediately from any directorships or other offices held by him in any Group Company without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement).
23.2All trusteeships held by him of any pension or benefits scheme or other trusts established by the Company or any Group Company or any other company or any other trade or industry group or body, in each case, with which the Executive has had dealings as a consequence of his employment with the Company.
23.3If notice pursuant to clause 23.1 is not received by the relevant company, body or group within seven days of the Termination Date or a request by the Board, the Company (or such Group Company as may be applicable) is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive's behalf.
24.Rights following termination
The termination of the Executive's employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.
25.Disciplinary and grievance procedures
The Company's disciplinary and grievance procedures are posted on the intranet. The spirit and principles of these procedures apply to the Executive suitably adapted to reflect his seniority and status but these procedures are not incorporated by reference in this Agreement and therefore do not form any part of the Executive's contract of employment.
26.Third party rights
Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
27.Data protection
27.1During the course of his employment, the Executive understands that the Company will need to hold, access or process his personal data. The Company will do so in accordance with its privacy notice a copy of which is accessible on the Company's parent company's intranet. The Executive is required to sign and date the privacy notice and return it to the HR Manager.
27.2The Executive will familiarise himself with and at all times adhere to the Company's Data Protection Policy. The Executive undertakes to take all reasonable steps to ensure that any Company information or personal data of any person which he accesses, holds or processes (including information regarding any Group Company) will not be available or disclosed to third parties and will be kept securely by him, particularly if such information is accessed by or accessible to him via a mobile device, such as a laptop or mobile telephone. The Executive agrees and understands that a failure by him to meet the obligations of this clause may lead to disciplinary action up to and including dismissal in accordance with clause 21.1.
27.3The Executive acknowledges furthermore undertakes to immediately notify the Company if he becomes aware of any unauthorised disclosures of any confidential information relating or

Exhibit 10.3
belonging to the Company or any Group Company or of personal data or any other breaches of the Company's Data Protection Policy.
27.4In order to carry out its legal obligations as an employer including ensuring compliance with its policies and procedures dealing with use of its IT systems, internet, email and/or Social Media the Company may wish to monitor any use the Executive makes of its telecommunications or computer systems. Monitoring will only be carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.
28.Notices
28.1Any notice or other form of communication given under or in connection with this Agreement will be in writing and be handed personally to the Executive or sent to the Company's registered office or to the Executive's place of residence in the UK (as applicable), the latter being satisfied where:
28.1.1sent to that party's address by pre-paid first-class post, airmail post, or mail delivery service providing guaranteed next working day delivery and proof of delivery; or
28.1.2delivered to or left at that party's address (other than by one of the methods identified in clause 28.1.1).
28.2Any notice or communication given in accordance with clause 28.1.1 will be deemed to have been served 48 hours after posting but where it is given in accordance with clause 28.1.2 it is given at the time the notice or communication is delivered to or left at that party's address.
28.3To prove service of a notice or communication it will be sufficient to prove that the provisions of clause 28.1 were complied with.
28.4For the avoidance of doubt, notice of directors' meetings may be given in any manner permitted by the Company's Articles of Association and if sent to the Executive by email (to the Executive's usual email address), provided it is properly addressed, the notice shall be deemed received by the Executive immediately after it was sent.
29.Miscellaneous
29.1This Agreement will be governed by and interpreted in accordance with the law of England and Wales.
29.2The courts of England and Wales have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement.
29.3Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.
29.4There are no collective agreements which directly affect the Executive's terms and conditions of employment.
29.5It is not presently envisaged that any specific training will be provided to the Executive during his employment other than anything provided during the Company's normal induction processes or arranged on an ad hoc basis from time to time.
This document is executed as a deed and delivered on the date stated at the beginning of this Deed.

Exhibit 10.3
THE SCHEDULE
Individual Terms
1.Notice Period - clause 3.3.2
Notice from the Company to the Executive - not less than six calendar months'.
Notice from the Executive to the Company - not less than six calendar months'.
2.Salary - clause 8.1
£270,000 per annum.
3.STIP - clause 9
Currently an annual incentive target of 60% of basic salary (“Target”), subject to clause 9 and such personal and Company and/or Group related performance conditions as Ingevity Corporation may from time to time determine, which currently result in a total payout from 0% to 200% of Target. Pro-rated based on start date for the 2025 plan year. Any payment is at the absolute discretion of Ingevity Corporation.
4.Life Insurance - clause 12.1.1
4 x salary, subject to The Executive being and remaining a member of the Ingevity UK pension scheme.
5.Private Medical Insurance - clause 12.1.2
The Executive only and, at his sole cost, immediate members of his family.
6.Pension contributions - clause 13
Employer contributions will be made in accordance with the relevant Scheme rules as notified from time to time by the Company pursuant to clause 13. Employer contributions may range between 8% and 10% of the Executive's basic salary based on the level of the Executive's contributions.
7.Holiday - clause 14.1
27 days per annum plus a further day on the completion of 5, 10, 15, 20 and 25 complete years' service, up to a maximum of 32 days.
In respect of all matters 1 - 7 (inclusive) the above shall be subject to the terms of the Service Agreement.

Exhibit 10.3
SIGNATURE PAGE

EXECUTED (but not delivered until the date hereof) as a DEED by INGEVITY UK LIMITED acting by Beth Wheeler, a director, in the presence of		/s/ Beth Wheeler___________ DIRECTOR
WITNESS
Signature:	/s/ Phillip J. Platt
Name:	Phillip J. Platt
Address:	[_____________]
[_____________]
[_____________]
Occupation:	CPA

SIGNED (but not delivered until the date hereof) as a DEED by MICHAEL SHUKOV in the presence of:		/s/ Michael Shukov________
WITNESS
Signature:	/s/ Janine Wherity
Name:	Janine Wherity
Address:	[______________]
[______________]
[______________]
Occupation:	Teacher